E'TOWN CORPORATION AND SUBSIDIARIES         Exhibit 11
              STATEMENT REGARDING COMPUTATION OF PER SHARE EARNINGS
                        (In Thousands Except Per Share Amounts)


                                       Three Months Ended  Twelve Months Ended
                                             March 31,            March 31,
                                          1998      1997       1998       1997
                                        -------   -------    -------    -------
BASIC
EARNINGS
 Income Before Preferred Stock
  Dividends of Subsidiary              $  4,366  $  3,673  $  20,766  $  16,180
 Deduct: Preferred Stock Dividends         (203)     (203)      (813)      (813)
                                         ------    ------     ------     ------
 Net Income Available for Common Stock $  4,163  $  3,470  $  19,953  $  15,367
                                         ------    ------     ------     ------
SHARES
 Weighted Average Number of Common
  Shares Outstanding                      8,057     7,818      7,972      7,730
                                         ------    ------     ------     ------
 Basic Earnings Per Share of
  Common Stock                         $   0.52  $   0.44  $    2.50  $    1.99
                                         ======    ======     ======     ======
DILUTED
EARNINGS
 Income Before Preferred Stock
  Dividends of Subsidiary              $  4,366  $  3,673  $  20,766  $  16,180
 Deduct: Preferred Stock Dividends         (203)     (203)      (813)      (813)
 Add: After Tax Interest Expense
 Applicable to 6 3/4% Convertible
 Subordinated Debentures                    123       128        498        522
                                         ------    ------     ------     ------
   Adjusted Net Income                 $  4,286  $  3,598  $  20,451  $  15,889
                                         ======    ======     ======     ======
SHARES
 Weighted Average Number of Common
  Shares Outstanding                      8,057     7,818      7,972      7,730
 Assuming Exercise of Options Reduced
  by the Number of Shares Which Could
  Have Been Purchased With the Proceeds
  From Exercise of Such Options              25        11         21          7
 Assuming Conversion of 6 3/4% Convertible
  Subordinated Debentures (a)               284       287        284        290
                                         ------    ------     ------     ------
  Weighted Average Number of Common
   Shares Outstanding as Adjusted         8,366     8,116      8,277      8,027
                                         ------    ------     ------     ------
Diluted Earnings Per Share of
 Common Stock                          $   0.51  $   0.44  $    2.47  $    1.98
                                         ======    ======     ======     ======
(a) Convertible at $40 per share.